Exhibit 99.1

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Deluxe Corporation:

We have completed integrated audits of Deluxe Corporation’s financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of Deluxe Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Our responsibility is to express an opinion on these financial statements. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006 and the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company’s Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 12, 2007, except as to the sixth paragraph of note 17, for which the date is April 27, 2007

DELUXE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share par value)

	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$11,599	$6,867
Trade accounts receivable-net of allowances for uncollectible accounts	103,014	105,238
Inventories and supplies	42,854	41,028
Deferred income taxes	18,776	17,978
Other current assets	25,874	42,827
Total current assets	202,117	213,938
Long-Term Investments	35,985	48,668
Property, Plant, and Equipment-net of accumulated depreciation	142,247	152,968
Assets Held for Sale	—	5,665
Intangibles-net of accumulated amortization	178,537	258,004
Goodwill	590,543	581,123
Non-Current Assets of Discontinued Operations	—	2,256
Other Non-Current Assets	117,703	163,253
Total assets	$1,267,132	$1,425,875

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$78,489	$88,178
Accrued liabilities	146,823	139,202
Short-term debt	112,660	212,346
Long-term debt due within one year	326,531	51,359
Total current liabilities	664,503	491,085
Long-Term Debt	576,590	902,805
Deferred Income Taxes	16,315	68,707
Other Non-Current Liabilities	75,397	45,304
Commitments and Contingencies (Notes 9, 13 and 14)
Shareholders’ Deficit:
Common shares $1 par value (authorized: 500,000 shares; issued: 2006 – 51,519; 2005 – 50,735)	51,519	50,735
Additional paid-in capital	50,101	37,864
Accumulated deficit	(125,420)	(159,401)
Accumulated other comprehensive loss	(41,873)	(11,224)
Total shareholders’ deficit	(65,673)	(82,026)
Total liabilities and shareholders’ deficit	$1,267,132	$1,425,875

See Notes to Consolidated Financial Statements

DELUXE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Revenue	$1,639,654	$1,716,294	$1,567,015
Cost of goods sold	613,279	608,361	535,949
Gross Profit	1,026,375	1,107,933	1,031,066

Selling, general and administrative expense	787,960	803,633	683,154
Asset impairment loss	44,698	—	—
Net gain on assets held for sale	(4,582)	(539)	—
Operating Income	198,299	304,839	347,912

Interest expense	(56,661)	(56,604)	(32,851)
Other income	903	2,499	1,812
Income Before Income Taxes	142,541	250,734	316,873

Provision for income taxes	41,983	92,771	118,225
Income From Continuing Operations	100,558	157,963	198,648

Discontinued Operations:
Income (loss) before income taxes	564	(268)	(1,098)
Income tax (expense) benefit	(168)	(174)	441
Net Income (Loss) From Discontinued Operations	396	(442)	(657)

Net Income	$100,954	$157,521	$197,991

Basic Earnings per Share:
Income from continuing operations	$1.97	$3.12	$3.96
Net income (loss) from discontinued operations	0.01	(0.01)	(0.01)
Basic earnings per share	1.98	3.11	3.95

Diluted Earnings per Share:
Income from continuing operations	$1.95	$3.10	$3.93
Net income (loss) from discontinued operations	0.01	(0.01)	(0.01)
Diluted earnings per share	1.96	3.09	3.92

Cash Dividends per Share	$1.30	$1.60	$1.48

See Notes to Consolidated Financial Statements

DELUXE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Net Income	$100,954	$157,521	$197,991

Other Comprehensive Income (Loss), Net of Tax:
Loss on derivative instruments:
Loss on derivative instruments arising during the year	—	—	(14,803)
Less reclassification of loss on derivative instruments from other comprehensive income to net income	2,559	2,576	771

Unrealized gains on securities:
Unrealized holding gains arising during the year	268	99	161
Less reclassification adjustments for gains included in net income	(89)	(146)	(51)

Unrealized foreign currency translation adjustment	255	114	2,320

Minimum pension liability adjustment	(269)	—	—
Other Comprehensive Income (Loss)	2,724	2,643	(11,602)

Comprehensive Income	$103,678	$160,164	$186,389

Related Tax (Expense) Benefit of Other Comprehensive Income (Loss) Included in Above Amounts:
Loss on derivative instruments:
Loss on derivative instruments arising during the year	$—	$—	$8,761
Less reclassification of loss on derivative instruments from other comprehensive income to net income	(1,493)	(1,500)	(456)

Unrealized gains on securities:
Unrealized holding gains arising during the year	(191)	(67)	(108)
Less reclassification adjustments for gains included in net income	63	99	34

Minimum pension liability adjustment	151	—	—

See Notes to Consolidated Financial Statements

DELUXE CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(in thousands)

	Common shares
	Number of shares	Par value	Additional paid-in capital	Accumulated deficit	Unearned compensation	Accumulated other comprehensive loss	Total shareholders’ deficit
Balance, December 31, 2003	50,173	$50,173	$—	$(345,950)	$ (41)	$ (2,265)	$(298,083)
Net income	—	—	—	197,991	—	—	197,991
Cash dividends	—	—	—	(74,302)	—	—	(74,302)
Common shares issued	760	760	18,163	—	—	—	18,923
Tax benefit of share-based awards	—	—	3,398	—	—	—	3,398
Common shares repurchased	(634)	(634)	(11,496)	(13,390)	—	—	(25,520)
Other common shares retired	(36)	(36)	(1,508)	—	—	—	(1,544)
Fair value of share-based compensation	3	3	12,204	—	41	—	12,248
Loss on derivatives, net of tax	—	—	—	—	—	(14,032)	(14,032)
Translation adjustment	—	—	—	—	—	2,320	2,320
Unrealized gain on securities, net of tax	—	—	—	—	—	110	110
Balance, December 31, 2004	50,266	50,266	20,761	(235,651)	—	(13,867)	(178,491)
Net income	—	—	—	157,521	—	—	157,521
Cash dividends	—	—	—	(81,271)	—	—	(81,271)
Common shares issued	529	529	10,718	—	—	—	11,247
Tax benefit of share-based awards	—	—	1,593	—	—	—	1,593
Common shares retired	(62)	(62)	(2,209)	—	—	—	(2,271)
Fair value of share-based compensation	2	2	7,001	—	—	—	7,003
Loss on derivatives, net of tax	—	—	—	—	—	2,576	2,576
Translation adjustment	—	—	—	—	—	114	114
Unrealized loss on securities, net of tax	—	—	—	—	—	(47)	(47)
Balance, December 31, 2005	50,735	50,735	37,864	(159,401)	—	(11,224)	(82,026)
Net income	—	—	—	100,954	—	—	100,954
Cash dividends	—	—	—	(66,973)	—	—	(66,973)
Common shares issued	810	810	8,126	—	—	—	8,936
Tax benefit of share-based awards	—	—	728	—	—	—	728
Reclassification of share-based awards to accrued liabilities (see Note 1)	—	—	(1,919)	—	—	—	(1,919)
Common shares retired	(31)	(31)	(724)	—	—	—	(755)
Fair value of share-based compensation	5	5	6,026	—	—	—	6,031
Minimum pension liability, net of tax	—	—	—	—	—	(269)	(269)
Adoption of FASB Statement No. 158, net of tax (see Note 1)	—	—	—	—	—	(33,373)	(33,373)
Loss on derivatives, net of tax	—	—	—	—	—	2,559	2,559
Translation adjustment	—	—	—	—	—	255	255
Unrealized gain on securities, net of tax	—	—	—	—	—	179	179
Balance, December 31, 2006	51,519	$51,519	$50,101	$(125,420)	$—	$(41,873)	$(65,673)

See Notes to Consolidated Financial Statements

DELUXE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

		Year Ended December 31,
		2006	2005	2004
	Cash Flows from Operating Activities:
	Net income	$100,954	$157,521	$197,991
	Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
	Net (income) loss from discontinued operations	(396)	442	657
	Depreciation	25,483	28,993	27,330
	Amortization of intangibles	59,387	79,355	66,526
	Asset impairment loss	44,698	—	—
	Amortization of contract acquisition costs	36,576	34,731	34,528
	Employee share-based compensation expense	6,191	7,003	12,248
	Deferred income taxes	(37,375)	(11,923)	(2,654)
	Other non-cash items, net	4,018	12,671	12,719
	Changes in assets and liabilities, net of effects of acquisitions and discontinued operations:
	Trade accounts receivable	(2,154)	(2,594)	(15,295)
	Inventories and supplies	(505)	(2,030)	3,980
	Other current assets	28,921	(5,716)	(61)
	Contract acquisition payments	(17,029)	(70,169)	(15,778)
	Other non-current assets	(7,153)	8,325	(1,947)
	Accounts payable	(7,852)	(5,035)	1,338
	Accrued and other non-current liabilities	5,577	(53,295)	(13,991)
	Net cash provided by operating activities of continuing operations	239,341	178,279	307,591

	Cash Flows from Investing Activities:
	Purchases of capital assets	(41,324)	(55,653)	(43,817)
	Payments for acquisitions, net of cash acquired	(16,521)	(2,888)	(624,859)
	Proceeds from facility sales	9,247	2,618	—
	Proceeds from redemptions of life insurance policies	15,513	—	—
	Other	(89)	6	(2,161)
	Net cash used by investing activities of continuing operations	(33,174)	(55,917)	(670,837)

	Cash Flows from Financing Activities:
	Net (payments) borrowings on short-term debt	(99,686)	(51,654)	50,750
	Proceeds from long-term debt, net of debt issuance costs	—	—	595,536
	Payments on long-term debt	(51,362)	(26,338)	(167,050)
	Settlement of interest rate lock agreements	—	—	(23,564)
	Change in book overdrafts	3,285	5,200	(3,693)
	Payments for common shares repurchased	—	—	(26,637)
	Proceeds from issuing shares under employee plans	8,936	11,247	18,923
	Excess tax benefit from share-based employee awards	1,213	—	—
	Cash dividends paid to shareholders	(66,973)	(81,271)	(74,302)
	Net cash (used) provided by financing activities of continuing operations	(204,587)	(142,816)	369,963

	Effect of Exchange Rate Change on Cash	158	202	1,155
	Cash Provided (Used) by Operating Activities of Discontinued Operations	23	(4,152)	3,844
	Cash Provided by Investing Activities – Net Proceeds from Sale of Discontinued Operations	2,971	15,779	808

	Net Change in Cash and Cash Equivalents	4,732	(8,625)	12,524
Cash and Cash Equivalents:	Beginning of Year	6,867	15,492	2,968
	End of Year	$11,599	$6,867	$15,492

See Notes to Consolidated Financial Statements

DELUXE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Significant accounting policies

Consolidation – The consolidated financial statements include the accounts of Deluxe Corporation and all majority owned subsidiaries. All intercompany accounts, transactions and profits have been eliminated.

Use of estimates – We have prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In this process, it is necessary for us to make certain assumptions and related estimates affecting the amounts reported in the consolidated financial statements and related notes. These estimates and assumptions are developed based upon all information available using our best efforts. However, actual results can differ from assumed and estimated amounts.

Foreign currency translation – The financial statements of our foreign subsidiaries are measured in the respective subsidiaries’ functional currencies, primarily Canadian dollars, and are translated into U.S. dollars. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rates during the year. The resulting translation gains and losses are reflected in accumulated other comprehensive loss in the shareholders’ deficit section of our consolidated balance sheets. Foreign currency transaction gains and losses are recorded in other income in our consolidated statements of income.

Cash and cash equivalents – We consider all cash on hand, money market funds and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value. As a result of our cash management system, checks issued by us but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in accounts payable and totaled $16.5 million as of December 31, 2006 and $13.2 million as of December 31, 2005.

Trade accounts receivable – Trade accounts receivable are initially recorded at fair value upon the sale of goods or services to customers. They are stated net of allowances for uncollectible accounts which represent estimated losses resulting from the inability of customers to make the required payments. When determining the allowances for uncollectible accounts, we take several factors into consideration including the overall composition of accounts receivable aging, our prior history of accounts receivable write-offs, the type of customer and our day-to-day knowledge of specific customers. Changes in the allowances for uncollectible accounts are recorded as bad debt expense and are included in selling, general and administrative (SG&A) expense in our consolidated statements of income. The point at which uncollected accounts are written off varies by type of customer, but does not exceed one year from the date of sale.

Inventories – Inventories are stated at the lower of cost or market. Approximate cost is determined using the first-in, first-out (FIFO) method. Prior to July 1, 2004, we accounted for a portion of our inventories using the last-in, first-out (LIFO) method. The change to the FIFO method resulted in a decrease in cost of goods sold of $2.2 million in 2004, primarily in our Financial Services segment. This equates to an increase in net income of $1.4 million, or $0.03 per diluted share in 2004. We consider the FIFO method to be preferable. New England Business Service, Inc. (NEBS) (see Note 4) also utilized the FIFO method, and we now have a consistent accounting methodology across the company. Additionally, the effect on net income of utilizing the FIFO method is not significantly different than the results that would be obtained using the LIFO method.

Supplies – Supplies are stated at the lower of cost or market and consist of items not used directly in the production of goods, such as maintenance and janitorial supplies utilized in the production area. Cost is determined using the FIFO method.

Cash held for customers – As part of our Canadian payroll services business, we collect funds from clients to pay their payroll and related taxes. We hold these funds temporarily until payments are remitted to the clients’ employees and the appropriate taxing authorities. These funds are reported as cash held for customers and are included in other current assets in our consolidated balance sheets. These amounts totaled $13.8 million as of

December 31, 2006 and $12.7 million as of December 31, 2005. The corresponding liability for these obligations is included in accrued liabilities in our consolidated balance sheets.

Long-term investments – Long-term investments consist primarily of cash surrender values of life insurance contracts. The carrying amounts reported in the consolidated balance sheets for these investments approximate fair value. Additionally, long-term investments include investments in domestic mutual funds totaling $3.3 million as of December 31, 2006 and $3.2 million as of December 31, 2005. These investments are classified as available for sale and are carried at fair value, based on quoted market prices. Unrealized gains and losses, net of tax, are reported in accumulated other comprehensive loss in the shareholders’ deficit section of our consolidated balance sheets. Realized gains and losses and permanent declines in value are included in other income in our consolidated statements of income. The cost of securities sold is determined using the average cost method.

Property, plant and equipment – Property, plant and equipment, including leasehold and other improvements that extend an asset’s useful life or productive capabilities, are stated at historical cost. Buildings are assigned 40-year lives and machinery and equipment are generally assigned lives ranging from one to 11 years, with a weighted-average life of 8.4 years as of December 31, 2006. Buildings, machinery and equipment are generally depreciated using accelerated methods. Leasehold and building improvements are depreciated on the straight-line basis over the estimated useful life of the property or the life of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred. Gains or losses resulting from the disposition of property, plant and equipment are included in SG&A expense in the consolidated statements of income.

Intangibles – Intangible assets are stated at historical cost. Amortization expense is generally determined on the straight-line basis over periods ranging from one to 14 years, with a weighted-average life of 5.9 years as of December 31, 2006. Customer lists and distributor contracts are amortized using accelerated methods. Certain trade name assets have been assigned indefinite lives. As such, these assets are not amortized, but are subject to impairment testing on at least an annual basis. Gains or losses resulting from the disposition of intangibles are included in SG&A expense in the consolidated statements of income.

We capitalize costs of software developed or obtained for internal use, including website development costs, once the preliminary project stage has been completed, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and (3) interest costs incurred, when material, while developing internal-use software. Costs incurred in populating websites with information about the company or products are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. The carrying value of internal-use software is reviewed in accordance with our policy on impairment of long-lived assets and amortizable intangibles.

During the first quarter of 2004, we revised the estimated useful lives for certain of our software and production assets, as we expected that the assets would be replaced or retired sooner than originally anticipated. The weighted-average useful life for these assets was shortened from 8.0 years to 6.8 years. This change in accounting estimate resulted in increased depreciation and amortization expense of $8.4 million for 2004. This equates to a decrease in net income of $5.3 million, or $0.10 per diluted share for 2004. The impact of this change on depreciation and amortization expense for 2005 and 2006 was not significant.

Impairment of long-lived assets and amortizable intangibles – We evaluate the recoverability of property, plant, equipment and amortizable intangibles not held for sale whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used or in its physical condition, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. If the sum of the expected future net cash flows is less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. The estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.

We evaluate the recoverability of property, plant, equipment and intangibles held for sale by comparing the asset’s carrying amount with its fair value less costs to sell. Should the fair value less costs to sell be less than the carrying value of the long-lived asset, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset less costs to sell.

The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

Impairment of non-amortizable intangibles and goodwill – In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, we evaluate the carrying value of non-amortizable intangibles and goodwill during the third quarter of each year and between annual evaluations if events occur or circumstances change that would indicate a possible impairment. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

We compare the carrying amount of non-amortizable intangible assets to their estimated fair values. Should the estimated fair value be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. The estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.

When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit goodwill to its carrying amount. In calculating the implied fair value of goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The evaluations performed during 2006, 2005 and 2004 did not identify any goodwill impairment losses.

Contract acquisition costs – We record contract acquisition costs when we sign or renew certain contracts with our financial institution clients. These costs consist of cash payments or accruals related to amounts owed to financial institution clients by our Financial Services segment. Contract acquisition costs are generally amortized as reductions of revenue on the straight-line basis over the related contract term. Currently, these amounts are being amortized over periods ranging from one to eight years, with a weighted-average life of 4.8 years as of December 31, 2006. Whenever events or changes occur that impact the related contract, including significant declines in the anticipated profitability, we evaluate the carrying value of the contract acquisition costs to determine if impairment has occurred. Should a financial institution cancel a contract prior to the agreement’s termination date, or should the volume of orders realized through a financial institution fall below contractually-specified minimums, we generally have a contractual right to a refund of the remaining unamortized contract acquisition costs. These costs are included in other non-current assets in the consolidated balance sheets.

Advertising costs – Deferred advertising costs include materials, printing, labor and postage costs related to direct response advertising programs of our Direct Checks and Small Business Services segments. These costs are amortized as SG&A expense over periods (not exceeding 18 months) that correspond to the estimated revenue streams of the individual advertisements. The actual revenue streams are analyzed at least annually to monitor the propriety of the amortization periods. Judgment is required in estimating the future revenue streams, especially with regard to check re-orders which can span an extended period of time. Significant changes in the actual revenue streams would require the amortization periods to be modified, thus impacting our results of operations during the period in which the change occurred and in subsequent periods. For our Direct Checks segment, approximately 79% of the costs of individual advertisements are expensed within six months of the advertisement. The majority of the deferred advertising costs of our Small Business Services segment are fully amortized within six months of the advertisement. Deferred advertising costs are included in other non-current assets in the consolidated balance sheets, as portions are amortized over periods up to 18 months.

Non-direct response advertising projects are expensed the first time the advertising takes place. Catalogs provided to financial institution clients of the Financial Services segment are accounted for as prepaid assets until they are shipped to financial institutions. The total amount of advertising expense for continuing operations was $118.1 million in 2006, $135.2 million in 2005 and $118.1 million in 2004.

Restructuring accruals – Over the past several years, we have recorded restructuring accruals as a result of facility closings and cost management efforts. The acquisition of NEBS also resulted in restructuring accruals as we combined the two companies and exited certain activities. The primary component of these charges has been employee termination benefits paid under our ongoing severance benefit plan. We record charges for these employee termination benefits when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. As such, judgment is involved in determining when it is appropriate to record restructuring accruals. Additionally, we are required to make estimates and assumptions in calculating the restructuring accruals, as many times employees choose to voluntarily leave the company prior to their termination date or they secure another position within the company. In these situations, the employees do not receive termination benefits. To the extent our assumptions and estimates differ from actual employee behavior, subsequent adjustments to restructuring accruals have been and will be required. Restructuring accruals are included in accrued liabilities and other non-current liabilities in our consolidated balance sheets.

Deferred income taxes – Deferred income taxes result from temporary differences between the financial reporting basis of assets and liabilities and their respective tax reporting bases. Current deferred tax assets and liabilities are netted in the consolidated balance sheets, as are long-term deferred tax assets and liabilities. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.

Derivative financial instruments – In the past, we have used derivative financial instruments to hedge interest rate exposures related to the issuance of long-term debt (see Note 8). We do not use derivative financial instruments for speculative or trading purposes.

We recognize all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are recognized periodically either in income or in shareholders’ deficit as a component of accumulated other comprehensive loss, depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portion of the change in the fair value of the hedged items that relate to the hedged risk. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in accumulated other comprehensive loss net of tax. We present amounts used to settle cash flow hedges as financing activities in our consolidated statements of cash flows. Changes in fair values of derivatives not qualifying as hedges are reported in income.

Revenue recognition – We recognize revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. The majority of our revenues are generated from the sale of products for which revenue is recognized upon shipment. Our services, which account for the remainder of our revenue, consist primarily of fraud prevention, information technology infrastructure services and payroll services. We recognize these service revenues as the services are provided.

Revenue includes amounts billed to customers for shipping and handling and pass-through costs, such as marketing materials for which our financial institution clients reimburse us. Costs incurred for shipping and handling and pass-through costs are reflected in cost of goods sold. While we do provide our customers with a right of return, revenue is not deferred. Rather, a reserve for sales returns is recorded in accordance with SFAS No. 48, Revenue Recognition When Right of Return Exists, based on significant historical experience.

At times, a financial institution client may terminate its contract with us prior to the end of the contract term. In many of these cases, the financial institution is contractually required to remit a contract termination payment. Such payments are recorded as revenue when the termination agreement is executed, provided that we have no further service or contractual obligations, and collection of the funds is assured.

Revenue is presented in the consolidated statements of income net of rebates, discounts, amortization of contract acquisition costs and sales tax. We enter into contractual agreements with financial institution clients for rebates on certain products we sell. We record these amounts as reductions of revenue in the consolidated statements of income and as accrued liabilities in the consolidated balance sheets when the related revenue is recorded. At times we may also sell products at discounted prices or provide free products to customers when they purchase a specified product. Discounts are recorded as reductions of revenue when the related revenue is recorded. The cost of free products is recorded as cost of goods sold when the revenue for the related purchase is recorded. Additionally, reported revenue for our Financial Services segment does not reflect the full retail price paid by end-consumers to their financial institutions. Revenue reflects the amounts paid to us by our financial institution clients.

Earnings per share – Basic earnings per share is based on the weighted-average number of common shares outstanding during the year. Diluted earnings per share is based on the weighted-average number of common shares outstanding during the year, adjusted to give effect to potential common shares such as stock options, restricted stock units and unvested restricted stock issued under our stock incentive plan (see Note 10). For purposes of calculating assumed proceeds under the treasury stock method when determining the denominator for the diluted earnings per share calculation, we exclude the impact of pro forma deferred tax assets.

Comprehensive income – Comprehensive income includes charges and credits to shareholders’ deficit that are not the result of transactions with shareholders. Our total comprehensive income consists of net income, gains and losses on derivative instruments, unrealized gains and losses on securities, foreign currency translation adjustments and minimum pension liability adjustments. The gains and losses on derivative instruments, the unrealized gains and losses on securities, the foreign currency translation adjustments and the minimum pension liability adjustments are included in accumulated other comprehensive loss in our consolidated balance sheets and statements of shareholders’ deficit.

Recently adopted accounting pronouncements – On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective method. Prior to this, we were applying the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, in our accounting for employee share-based compensation awards. We adopted SFAS No. 123 on January 1, 2004, using the modified prospective method of adoption described in SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Under this method, the results of operations presented for 2004 and 2005 reflect compensation expense for all employee share-based compensation awards, including the unvested portion of awards granted prior to January 1, 2004. Upon the adoption of SFAS No. 123(R), we continued to recognize compensation expense for all of our employee share-based compensation awards, including the unvested portion of awards granted prior to January 1, 2006. As such, our results of operations for all periods presented include compensation expense for all outstanding employee share-based awards. The adoption of SFAS No. 123(R) had the following impacts on our consolidated financial statements:

•

Effective January 1, 2006, a portion of our restricted stock unit awards have been reclassified from shareholders’ deficit to accrued liabilities in our consolidated balance sheet. Certain of these awards may be settled in cash if an employee voluntarily chooses to leave the company. Under the provisions of SFAS No. 123(R), these awards must be classified as liabilities in the consolidated balance sheet and must be re-measured at fair value as of each balance sheet date. The amount reclassified as of January 1, 2006 totaled $1.9 million, which approximated the fair value of these awards on their grant dates. For the year ended December 31, 2006, the re-measurement of these awards, including the effect of the change in accounting principle, resulted in a $0.6 million decrease in SG&A expense. The cumulative effect of the change in accounting principle was not presented separately in the consolidated statements of income, as it was not material.

•

We modified our method of recognizing compensation expense for share-based awards granted to individuals achieving “qualified retiree” status prior to completion of the options’ normal vesting period. Previously, we recognized expense for such awards over their applicable vesting period, with cost recognition accelerated if and when an employee retired with qualified retiree status. Upon adoption of SFAS No. 123(R), we are now required to recognize the entire expense for these awards over the period from the date of grant until the date an employee is expected to achieve qualified retiree status under the terms of the applicable award agreement. This change is applied only to new awards granted after January 1, 2006. If we had applied this expense recognition methodology to awards granted prior to January 1, 2006, it would have increased diluted earnings per share $0.01 for 2006 and 2004. This methodology would have had no impact on diluted earnings per share for 2005. The terms of our awards granted subsequent to January 1, 2006 require that the compensation committee of our board of directors determine on an individual basis whether an employee is a qualified retiree upon their termination of employment with the company. As such, we do not accelerate the recognition of expense on these awards until the compensation committee makes this determination.

•

In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP provides an alternative method for calculating the net excess tax benefits available to absorb tax deficiencies as required under SFAS No. 123(R). We have elected to utilize the transition method outlined in this FSP in accounting for the income tax consequences of employee share-based compensation awards. Upon the adoption of SFAS No. 123(R) we had a positive income tax windfall pool.

•

SFAS No. 123(R) requires that the cash retained as a result of the tax deductibility of employee share-based awards be presented as a component of cash flows from financing activities in the consolidated statement of cash flows. In prior periods, we reported these amounts as a component of cash flows from operating activities. For 2005 and 2004, $1.6 million and $3.4 million, respectively, was included in cash provided by operating activities of continuing operations for the excess tax benefit of employee share-based awards.

The adoption of SFAS No. 123(R) had the following dollar impacts on our 2006 consolidated statement of income and our consolidated statement of cash flows:

(in thousands, except per share amounts)	Increase
Income before income taxes	$649
Income from continuing operations	435
Net income	435
Earnings per share – basic	0.01
Earnings per share – diluted	—
Cash provided by financing activities	1,213

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. The new standard requires companies to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability on the balance sheet and to recognize changes in that funded status in the year in which the change occurs through comprehensive income. The adjustments required to reflect the funded status of our postretirement medical benefit and pension plans as of December 31, 2006 were as follows:

(in thousands)	Before application of SFAS No. 158	Adjustments	After application of SFAS No. 158
Deferred income taxes	$20,080	$(1,304)	$18,776
Other non-current assets	139,509	(21,806)	117,703
Total assets	1,290,242	(23,110)	1,267,132

Accrued liabilities	150,802	(3,979)	146,823
Deferred income taxes	37,074	(20,759)	16,315
Other non-current liabilities	40,396	35,001	75,397
Total liabilities	1,322,542	10,263	1,332,805

Accumulated other comprehensive loss	(8,500)	(33,373)	(41,873)
Total shareholders’ deficit	(32,300)	(33,373)	(65,673)

SFAS No. 158 also requires companies to measure the funded status of a plan as of the date of its year-end balance sheet. We currently use September 30 as our measurement date. As such, we will need to change our measurement date to December 31 beginning in 2008. We have not yet determined which transition method provided by SFAS No. 158 we will utilize when making this change.

In September 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force (EITF) regarding EITF Issue No. 06-05, Accounting for Purchases of Life Insurance-Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. The new guidance provides clarification as to how companies should calculate the amount reflected on their balance sheets for the cash surrender value of life insurance policies. The long-term investments reported in our consolidated balance sheets consist primarily of investments in life insurance policies. Our accounting for these policies complies with the new guidance. As such, the new guidance had no impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108, Financial Statements – Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB No. 108 had no impact on our consolidated financial statements.

Accounting pronouncements not yet adopted – In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes. The new standard defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The new standard is effective for us on January 1, 2007. The adoption of FIN No. 48 is expected to result in adjustments to our reserves for contingent tax liabilities and deferred income taxes, with an offsetting adjustment to accumulated deficit in the first quarter of 2007. We are currently completing our analysis of the impact of this new standard on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. The new standard addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (GAAP). The new standard is effective for us on January 1, 2008. Although we are still evaluating the impact of this standard, we do not expect adoption to have a material effect on our consolidated financial statements.

Note 2: Supplementary balance sheet and cash flow information

Trade accounts receivable – Net trade accounts receivable was comprised of the following at December 31:

(in thousands)	2006	2005
Trade accounts receivable	$111,203	$113,141
Allowances for uncollectible accounts	(8,189)	(7,903)
Trade accounts receivable – net	$103,014	$105,238

Changes in the allowances for uncollectible accounts were as follows:

(in thousands)	2006	2005	2004
Balance, beginning of year	$7,903	$5,199	$1,881
Bad debt expense	8,956	8,808	6,921
Write-offs, net of recoveries	(8,670)	(6,104)	(3,603)
Balance, end of year	$8,189	$7,903	$5,199

Inventories and supplies – Inventories and supplies were comprised of the following at December 31:

(in thousands)	2006	2005
Raw materials	$7,663	$7,954
Semi-finished goods	13,761	13,957
Finished goods	11,257	9,698
Total inventories	32,681	31,609
Supplies, primarily production	10,173	9,419
Inventories and supplies	$42,854	$41,028

Other current assets – Other current assets were comprised of the following at December 31:

(in thousands)	2006	2005
Cash held for customers	$13,758	$12,746
Prepayment to voluntary employee beneficiary association trust (see Note 11)	—	19,394
Other	12,116	10,687
Other current assets	$25,874	$42,827

Property, plant and equipment – Property, plant and equipment was comprised of the following at December 31:

(in thousands)	2006	2005
Land and land improvements	$35,593	$35,560
Buildings and building improvements	132,771	133,335
Machinery and equipment	291,838	290,233
Total	460,202	459,128
Accumulated depreciation	(317,955)	(306,160)
Property, plant and equipment – net	$142,247	$152,968

Assets held for sale – Assets held for sale as of December 31, 2005 included three Financial Services check printing facilities which we closed during 2004, as well as one Small Business Services facility which was closed prior to our acquisition of NEBS in June 2004. During 2006, we completed the sale of the three Financial Services facilities, realizing a gain totaling $5.5 million. During 2006, we recorded a loss of $0.9 million upon the sale of the Small Business Services facility.

Intangibles – Intangibles were comprised of the following at December 31:

	2006			2005
(in thousands)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Indefinite-lived:
Trade names	$59,400	$—	$59,400	$59,400	$—	$59,400

Amortizable intangibles:
Internal-use software(1)	264,847	(228,719)	36,128	304,793	(218,024)	86,769
Customer lists	114,344	(71,088)	43,256	110,164	(48,177)	61,987
Distributor contracts	30,900	(14,552)	16,348	30,900	(9,402)	21,498
Trade names	31,644	(12,350)	19,294	30,248	(7,258)	22,990
Other	7,596	(3,485)	4,111	7,849	(2,489)	5,360
Amortizable intangibles	449,331	(330,194)	119,137	483,954	(285,350)	198,604

Intangibles	$508,731	$(330,194)	$178,537	$543,354	$(285,350)	$258,004

(1) During the second quarter of 2006, we recorded a non-cash asset impairment loss of $44,698 related to internal-use software (see Note 7).

Total amortization of intangibles was $59.4 million in 2006, $79.4 million in 2005 and $66.5 million in 2004. Of these amounts, amortization of internal-use software was $25.2 million in 2006, $38.2 million in 2005 and $43.6 million in 2004. Based on the intangibles in service as of December 31, 2006, estimated amortization expense for each of the next five years ending December 31 is as follows:

(in thousands)
2007	$44,186
2008	33,616
2009	20,574
2010	8,084
2011	4,475

We acquire internal-use software in the normal course of business. In conjunction with the acquisition of NEBS in 2004, Dots & Pixels, Inc. in 2005 and Johnson Group in 2006 (see Note 4), we also acquired certain other intangible assets. The following intangible assets were acquired during the years indicated:

	2006		2005		2004
(in thousands)	Amount	Weighted-average amortization period	Amount	Weighted-average amortization period	Amount	Weighted-average amortization period
Indefinite lives:
Trade names	$—	—	$—	—	$59,400	—

Amortizable intangibles:
Customer lists	4,200	5 years	971	9 years	103,900	6 years
Distributor contracts	—	—	—	—	30,900	9 years
Internal-use software – NEBS acquisition	—	—	—	—	23,171	4 years
Internal-use software – other	18,984	3 years	38,220	5 years	32,917	3 years
Trade names	1,400	5 years	—	—	30,200	7 years
Other	—	—	674	5 years	6,308	11 years
Amortizable intangibles	24,584	4 years	39,865	5 years	227,396	6 years

Acquired intangibles	$24,584		$39,865		$286,796

Goodwill – As of December 31, 2006, goodwill attributable to our Small Business Services segment included $500.1 million related to the acquisition of NEBS, $7.3 million related to the acquisition of Johnson Group in 2006 and $0.9 million related to our 2005 acquisition of Dots & Pixels, Inc. (see Note 4). Goodwill also included $82.2 million in our Direct Checks segment, primarily related to the acquisition of Designer Checks, which is deductible for tax purposes. Changes in goodwill were as follows:

(in thousands)	Small Business Services	Direct Checks	Total
Balance, December 31, 2004	$498,503	$82,237	$580,740
Adjustment to NEBS restructuring accruals (see Note 6)	(514)	—	(514)
Acquisition of Dots & Pixels (see Note 4)	853	—	853
Translation adjustment	44	—	44
Balance, December 31, 2005	498,886	82,237	581,123
Acquisition of Johnson Group (see Note 4)	7,320	—	7,320
Adjustment to NEBS deferred income taxes (see Note 4)	2,103	—	2,103
Translation adjustment	(3)	—	(3)
Balance, December 31, 2006	$508,306	$82,237	$590,543

Other non-current assets – Other non-current assets as of December 31 were comprised of the following:

(in thousands)	2006	2005
Contract acquisition costs (net of accumulated amortization of $97,910 and $74,600, respectively)	$71,721	$93,664
Deferred advertising costs	27,891	27,017
Prepaid postretirement asset	187	26,051
Other	17,904	16,521
Other non-current assets	$117,703	$163,253

Changes in contract acquisition costs were as follows:

(in thousands)	2006	2005	2004
Balance, beginning of year	$93,664	$83,825	$96,085
Additions(1)	14,633	50,177	22,268
Amortization	(36,576)	(34,731)	(34,528)
Refunds from contract terminations	—	(5,607)	—
Balance, end of year	$71,721	$93,664	$83,825

(1) Contract acquisition costs are accrued upon contract execution. Cash payments made for contract acquisition costs were $17,029 in 2006, $70,169 in 2005 and $15,778 in 2004.

Accrued liabilities – Accrued liabilities as of December 31 were comprised of the following:

(in thousands)	2006	2005
Income taxes	$25,219	$20,347
Employee profit sharing and pension	20,890	19,917
Customer rebates	19,314	16,931
Accrued wages, including vacation	17,214	16,533
Cash held for customers	13,758	12,746
Restructuring due within one year (see Note 6)	10,697	5,442
Contract acquisition payments due within one year	2,707	3,865
Other	37,024	43,421
Accrued liabilities	$146,823	$139,202

Supplemental cash flow disclosures – Cash payments for interest and income taxes were as follows for the years ended December 31:

(in thousands)	2006	2005	2004
Interest paid	$57,035	$57,393	$28,843
Income taxes paid	74,891	105,546	108,435

As of December 31, 2005, we had accounts payable of $8.5 million related to capital asset purchases. These amounts were reflected in property, plant and equipment and intangibles in our consolidated balance sheet as of December 31, 2005, as we did receive the assets as of that date. The payment of these liabilities was included in purchases of capital assets on the consolidated statement of cash flows for the year ended December 31, 2006.

Note 3: Earnings per share

The following table reflects the calculation of basic and diluted earnings per share from continuing operations. During each period, certain options were excluded from the calculation of diluted earnings per share because their effect would have been antidilutive.

(in thousands, except per share amounts)	2006	2005	2004
Earnings per share – basic:
Income from continuing operations	$100,558	$157,963	$198,648
Weighted-average shares outstanding	51,001	50,574	50,126
Earnings per share – basic	$1.97	$3.12	$3.96

Earnings per share – diluted:
Income from continuing operations	$100,558	$157,963	$198,648
Re-measurement of share-based awards classified as liabilities	(584)	—	—
Income available to common shareholders	$99,974	$157,963	$198,648

Weighted-average shares outstanding	51,001	50,574	50,126
Dilutive impact of options, restricted stock units, unvested restricted stock and employee stock purchase plan	229	341	370
Shares contingently issuable	—	21	53
Weighted-average shares and potential dilutive shares outstanding	51,230	50,936	50,549
Earnings per share – diluted	$1.95	$3.10	$3.93
Weighted-average antidilutive options excluded from calculation	3,028	1,860	1,819

Note 4: Acquisitions

2006 acquisition – On October 25, 2006, we acquired the assets of Johnson Group and its affiliated companies for $16.5 million, net of cash acquired. Johnson Group provides prepress, printing, mailing and fulfillment, and finishing services and is included in our Small Business Services segment. The acquisition was funded using availability on our existing credit facilities.

Johnson Group’s operating results are included in our consolidated results of operations from the acquisition date. The allocation of the purchase price to the assets acquired and liabilities assumed resulted in goodwill of $7.3 million, which is deductible for tax purposes. We believe the Johnson Group acquisition resulted in the recognition of goodwill primarily because of the opportunities it provides to expand our business in the custom, full color, digital and web-to-print space with our small business customers. It also provides potential opportunities longer term, specifically in the area of literature management, for financial institutions. Amortizable customer lists of $4.2 million are being amortized over five years using accelerated methods and amortizable trade names of $1.4 million are being amortized over five years on the straight-line basis. Other assets acquired consisted primarily of trade accounts receivable and property, plant and equipment.

2005 acquisition – In July 2005, we acquired all of the outstanding stock of Dots & Pixels, Inc. for $2.0 million, net of cash acquired. Dots & Pixels is a Canadian-based full-color digital printer and is included in our Small Business Services segment. The acquisition was funded using commercial paper borrowings.

Dots & Pixels’ operating results are included in our consolidated results of operations from the acquisition date. The allocation of the purchase price to the assets acquired and liabilities assumed resulted in goodwill of $0.9 million. This acquisition resulted in goodwill primarily due to Dots & Pixels’ proprietary printing capabilities and our ability to bring these technologies to our Canadian customers.

2004 acquisition – On June 25, 2004, we acquired all of the outstanding common stock of NEBS for $44 per share and agreed to redeem all outstanding NEBS stock options for $44 per option share less the option exercise price. The total purchase price for the acquisition was comprised of the following:

(in thousands)
Cash payments for NEBS common stock	$585,351
Cash payments to redeem NEBS stock options	44,087
Direct costs of the acquisition	10,351
Total purchase price	639,789
Cash acquired from NEBS	(14,031)
Payments for acquisition, net of cash acquired	$625,758

NEBS is a leading provider of products and services to small businesses. Its offerings include checks, forms, packaging supplies, embossed foil anniversary seals, promotional products and other printed materials which are marketed through direct response marketing, financial institution referrals, independent distributors, sales representatives and the internet. We believe NEBS is a strategic fit, as we both serve small business customers, and the acquisition expanded our product offerings, customer base and non-check revenue. NEBS results of operations are included in our Small Business Services segment, except for those portions which are reported as discontinued operations (see Note 5).

To finance the acquisition, we utilized a bridge financing agreement and commercial paper. A portion of this debt was re-financed in the fourth quarter of 2004 when we issued $600.0 million of long-term debt. Further details concerning this long-term debt can be found in Note 13.

NEBS operating results are included in our consolidated results of operations from the acquisition date. The allocation of the purchase price to the assets acquired and liabilities assumed resulted in goodwill of $500.1 million. We believe the NEBS acquisition resulted in the recognition of goodwill primarily because of its industry position, the potential to introduce products across multiple channels and the ability to realize cost synergies. During the fourth quarter of 2006, we eliminated deferred tax assets originally recorded at the acquisition date because they were not realizable, resulting in an increase in goodwill of $2.1 million. The following illustrates our allocation of the purchase price to the assets acquired and liabilities assumed:

(in thousands)
Cash and cash equivalents	$14,681
Trade accounts receivable	71,563
Inventories and supplies	38,293
Current deferred income taxes	25,125
Other current assets	14,483
Long-term investments	2,974
Property, plant and equipment	59,236
Assets held for sale	2,981
Intangibles	253,871
Goodwill	500,092
Other non-current assets	8,420
Accounts payable	(30,124)
Accrued liabilities	(91,650)
Long-term debt due within one year	(10,417)
Long-term debt	(155,203)
Long-term deferred income taxes	(57,260)
Other non-current liabilities	(7,276)
Total purchase price	$639,789

Information concerning the intangible assets acquired as part of this acquisition can be found in Note 2. Amortizable trade names and software are being amortized on the straight-line basis. The other amortizable intangible assets are being amortized using accelerated methods.

The following unaudited, pro forma financial information illustrates our estimated results of operations as if the acquisition of NEBS had occurred as of January 1, 2004:

(in thousands, except per share amounts)	2004
Revenue	$1,884,250
Net income	185,709
Earnings per share:
Basic	$3.70
Diluted	3.67

Note 5: Discontinued operations

Discontinued operations in 2006 consisted of the rental income and expenses associated with a building located in the United Kingdom which related to NEBS European businesses sold in December 2004. This building was sold in the second quarter of 2006 for $3.0 million, resulting in a pre-tax gain of $0.5 million.

Discontinued operations in 2005 consisted of the NEBS apparel business known as PremiumWear, as well the rental income and expenses associated with the building in the United Kingdom. The sale of PremiumWear was completed in the third quarter of 2005 for $15.8 million, resulting in a pre-tax gain of $0.8 million.

Discontinued operations in 2004 consisted of PremiumWear and the results of operations of NEBS European businesses. The European businesses, with the exception of the building located in the United Kingdom, were sold in December 2004 for $0.8 million, which approximated the carrying value of these businesses.

Assets of discontinued operations were included in our Small Business Services segment. As of December 31, 2005, non-current assets of discontinued operations consisted of the building located in the United Kingdom.

Revenue and net income (loss) from discontinued operations for the years ended December 31 were as follows:

(in thousands)	2006	2005	2004
Revenue	$51	$33,249	$28,789

Income (loss) from operations	$21	$(1,066)	$(1,098)
Gain on disposal	543	798	—
Income tax (expense) benefit	(168)	(174)	441
Net income (loss) from discontinued operations	$396	$(442)	$(657)

Note 6: Restructuring accruals

2006 restructuring charges – During 2006, we recorded restructuring accruals of $11.1 million for employee severance related to employee reductions within our shared services functions of sales, marketing, customer care, fulfillment, information technology, human resources and finance, as well as the closing of our Financial Services customer service call center located in Syracuse, New York. The Syracuse facility was closed in January 2007 and the other employee reductions are expected to be completed by mid-2007. These reductions were the result of our cost reduction initiatives. The restructuring accruals included severance payments for 608 employees, which we expect to fully pay by the end of 2007 utilizing cash from operations. Also during 2006, we reversed $0.2 million of previously recorded restructuring accruals. These restructuring charges, net of the reversals, are reflected as cost of goods sold of $1.2 million and SG&A expense of $9.7 million in our 2006 consolidated statement of income.

2004 restructuring charges – During 2004, we recorded restructuring accruals of $5.7 million for employee severance primarily related to the closing of our Financial Services check printing facility located in Dallas, Texas and our Direct Checks check printing facility located in Anniston, Alabama, as well as reductions in various functional areas primarily within our Direct Checks and Financial Services segments. The closure of the Dallas facility was primarily due to the loss of a major financial institution client whose contract expired at the end of 2004. The other reductions were a result of the continuing decline in check usage, as well as increased productivity. Both the Dallas and Anniston facilities were closed during the fourth quarter of 2004. The other employee reductions were completed during 2005. In total, 450 employees received a total of $5.3 million in severance payments, which were funded by cash from operations. Also during 2004, we reversed $1.3 million of previously recorded restructuring accruals due to fewer employees receiving severance benefits than originally estimated. These restructuring charges, net of the reversals, are reflected as cost of goods sold of $2.0 million and SG&A expense of $2.4 million in our 2004 consolidated statement of income.

Acquisition-related restructuring – As a result of the NEBS acquisition (see Note 4), we assumed restructuring accruals of $1.3 million related to NEBS facility closings which were completed prior to the acquisition. Employee severance payments related to these facility closings were completed by the end of 2004, utilizing cash from operations. Additionally, we recorded restructuring accruals of $30.2 million in 2004 related to

NEBS activities which we decided to exit. The restructuring accruals included severance benefits and $2.8 million due under noncancelable operating leases on facilities which were vacated as we consolidated operations. The severance accruals included payments due to 702 employees. This included employees in the Tucker, Georgia printing facility, which was closed during the fourth quarter of 2004, and the Los Angeles, California and Athens, Ohio facilities, which were closed in the second quarter of 2006. Additionally, the accruals included employees in various functional areas throughout NEBS resulting from our shared services approach to manufacturing and certain SG&A functions. The severance accruals also included amounts due to certain NEBS executives under change of control provisions included in their employment agreements, as we eliminated redundancies between the two companies. As these accruals were included in the liabilities recorded upon acquisition, the related charges are not reflected in our consolidated statements of income. During the second quarter of 2005, we reduced the acquisition-related restructuring accruals by $0.5 million due to a change in estimate as to the number of employees who would receive severance benefits. This adjustment reduced goodwill, and thus, is not reflected in our 2005 consolidated statement of income. The remaining payments due under the operating lease obligations will be paid through mid-2008, utilizing cash from operations.

Restructuring accruals of $11.2 million as of December 31, 2006 and $6.5 million as of December 31, 2005 are reflected in accrued liabilities and other non-current liabilities in our consolidated balance sheets. By company initiative, our restructuring accruals were as follows:

(in thousands)	2003 initiatives	2004 initiatives	NEBS pre-acquisition	NEBS acquisition related	2006 initiatives	Total
Balance, December 31, 2003	$10,748	$—	$—	$—	$—	$10,748
Restructuring charges	180	5,515	—	—	—	5,695
NEBS acquisition	—	—	1,321	30,244	—	31,565
Restructuring reversals	(1,120)	(134)	—	—	—	(1,254)
Payments, primarily severance	(9,804)	(3,030)	(1,321)	(15,688)	—	(29,843)
Balance, December 31, 2004	4	2,351	—	14,556	—	16,911
Restructuring charges	25	335	—	75	—	435
Restructuring reversals	—	(397)	—	(183)	—	(580)
Acquisition adjustment	—	—	—	(514)	—	(514)
Payments, primarily severance	(29)	(2,279)	—	(7,401)	—	(9,709)
Balance, December 31, 2005	—	10	—	6,533	—	6,543
Restructuring charges	—	—	—	438	10,701	11,139
Restructuring reversals	—	—	—	—	(229)	(229)
Payments, primarily severance	—	(10)	—	(5,146)	(1,086)	(6,242)
Balance, December 31, 2006	$—	$—	$—	$1,825	$9,386	$11,211

Cumulative amounts:
Restructuring charges	$11,999	$5,850	$1,321	$30,243	$10,701	$60,114
Restructuring reversals	(1,320)	(531)	—	(183)	(229)	(2,263)
Payments, primarily severance	(10,679)	(5,319)	(1,321)	(28,235)	(1,086)	(46,640)
Balance, December 31, 2006	$—	$—	$—	$1,825	$9,386	$11,211

The components of our restructuring accruals, by segment, were as follows:

	Employee severance benefits				Operating lease obligations
(in thousands)	Small Business Services	Financial Services	Direct Checks	Corporate(1)	Small Business Services	Total
Balance, December 31, 2003	$94	$10,564	$—	$90	$—	$10,748
Restructuring charges	59	2,576	2,411	649	—	5,695
NEBS acquisition	28,769	—	—	—	2,796	31,565
Restructuring reversals	—	(1,156)	(98)	—	—	(1,254)
Payments	(17,102)	(10,182)	(2,109)	(413)	(37)	(29,843)
Balance, December 31, 2004	11,820	1,802	204	326	2,759	16,911
Restructuring charges	—	25	171	164	75	435
Restructuring reversals	(183)	(388)	—	(9)	—	(580)
Acquisition adjustment	(514)	—	—	—	—	(514)
Payments	(7,288)	(1,439)	(365)	(481)	(136)	(9,709)
Balance, December 31, 2005	3,835	—	10	—	2,698	6,543
Restructuring charges	2,754	3,261	128	4,949	47	11,139
Restructuring reversals	(4)	(165)	—	(60)	—	(229)
Payments	(4,281)	(393)	(10)	(408)	(1,150)	(6,242)
Balance, December 31, 2006	$2,304	$2,703	$128	$4,481	$1,595	$11,211

Cumulative amounts:
Restructuring charges	$31,162	$17,472	$2,710	$5,852	$2,918	$60,114
Restructuring reversals	(187)	(1,909)	(98)	(69)	—	(2,263)
Payments	(28,671)	(12,860)	(2,484)	(1,302)	(1,323)	(46,640)
Balance, December 31, 2006	$2,304	$2,703	$128	$4,481	$1,595	$11,211

(1) As discussed in Note 17: Business segment information, corporate costs are allocated to our business segments based on segment revenue. As such, the net Corporate restructuring charges of $4,889 for the year ended December 31, 2006 are reflected in the business segment operating income presented in Note 17 in accordance with this allocation methodology.

The number of employees reflected in our restructuring accruals and reversals, by initiative, was as follows:

	2003 initiatives	2004 initiatives	NEBS acquisition related	2006 initiatives	Total
Balance, December 31, 2003	533	—	—	—	533
Restructuring charges	—	483	—	—	483
NEBS acquisition	—	—	884	—	884
Restructuring reversals	(42)	(18)	—	—	(60)
Employees severed	(488)	(425)	(259)	—	(1,172)
Balance, December 31, 2004	3	40	625	—	668
Restructuring charges	—	3	4	—	7
Restructuring reversals	—	(18)	(188)	—	(206)
Employees severed	(3)	(25)	(175)	—	(203)
Balance, December 31, 2005	—	—	266	—	266
Restructuring charges	—	—	3	605	608
Restructuring reversals	—	—	(1)	(54)	(55)
Employees severed	—	—	(265)	(149)	(414)
Balance, December 31, 2006	—	—	3	402	405

In addition to severance and remaining operating lease obligations, we also incurred other costs related to facility closures, including equipment moves, training and travel. These costs were expensed as incurred and totaled $1.5 million for 2006, $2.2 million for 2005 and $1.8 million for 2004.

Note 7: Asset impairment loss

During the second quarter of 2006, we determined that a software project intended to replace major portions of our existing order capture, billing and pricing systems would not meet our future business requirements in a cost-effective manner. Therefore, we made the decision to abandon the project. Accordingly, during the second quarter, we wrote down the carrying value of the related internal-use software to zero. This resulted in a non-cash asset impairment loss of $44.7 million. Of this amount, $26.4 million was allocated to the Financial Services segment and $18.3 million was allocated to the Small Business Services segment.

Note 8: Derivative financial instruments

During 2004, we entered into $450.0 million of forward starting interest rate swaps to hedge, or lock-in, the interest rate on a portion of the $600.0 million debt we issued in October 2004 (see Note 13). The termination of the lock agreements in September 2004 yielded a deferred pre-tax loss of $23.6 million. During 2002, we entered into two forward rate lock agreements to effectively hedge the annual interest rate on $150.0 million of the $300.0 million notes issued in December 2002 (see Note 13). The termination of the lock agreements in December 2002 yielded a deferred pre-tax loss of $4.0 million. These losses are reflected, net of tax, in accumulated other comprehensive loss in our consolidated balance sheets and are being reclassified ratably to our statements of income as increases to interest expense over the term of the related debt.

Note 9: Provision for income taxes

The components of the provision for income taxes for continuing operations were as follows:

(in thousands)	2006	2005	2004
Current tax provision:
Federal	$74,263	$95,484	$115,088
State	5,095	9,210	14,552
Total	79,358	104,694	129,640
Deferred tax benefit	(37,375)	(11,923)	(11,415)
Provision for income taxes	$41,983	$92,771	$118,225

Our provision for income taxes for 2005 included tax expense of $0.7 million related to the repatriation of $8.1 million from our Canadian operations under the foreign earnings repatriation provision within the American Jobs Creation Act of 2004. This new law provided for a special one-time deduction of 85% of certain foreign earnings that were repatriated and which met certain requirements.

The effective tax rate on pre-tax income from continuing operations differed from the U.S. federal statutory tax rate of 35% as follows:

	2006		2005		2004
Income tax at federal statutory rate	35.0%		35.0%		35.0%
State income tax expense, net of federal income tax benefit	0.5%		2.1%		2.4%
Change in tax contingencies(1)	0.7%		(0.3%	)	(0.1%	)
Deferred income tax adjustment(2)	(3.5%	)	—		—
Qualified production activity credit	(1.6%	)	(0.9%	)	—
Other	(1.6%	)	1.1%		—
Provision for income taxes	29.5%		37.0%		37.3%

(1) During 2006, accruals related to unresolved tax contingencies more than offset net accrual reversals of $1.5 million related to settled issues, primarily resulting from the expiration of the statute of limitations in various state income tax jurisdictions.

(2) During 2006, we reduced our provision for income taxes $5.0 million for the true-up of certain deferred income tax balances. As this item was not material to our current or prior periods, we recorded a one-time, discrete benefit to our provision for income taxes for the year ended December 31, 2006.

We have established reserves for income tax contingencies. We establish reserves when, despite our belief that the tax return positions are fully supportable, certain positions are likely to be challenged and we may ultimately not prevail in defending those positions. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit. Our effective tax rate includes the impact of reserve provisions and changes to reserves, as well as related interest. Our reserves for contingent tax liabilities totaled $8.9 million as of December 31, 2006 and $13.3 million as of December 31, 2005, and are included in accrued liabilities in our consolidated balance sheets. These reserves relate to various tax years subject to audit by taxing authorities. We believe that our current tax reserves are adequate, and reflect the most probable outcome of known tax contingencies. However, the ultimate outcome may differ from our estimates and assumptions and could impact the provision for income taxes reflected in our consolidated statements of income. Unfavorable settlement of any particular issue would require the use of cash. Favorable resolution could result in reduced income tax expense in our consolidated statements of income in the future.

Tax-effected temporary differences which gave rise to deferred tax assets and liabilities at December 31 were as follows:

	2006		2005
(in thousands)	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Intangible assets	$—	$29,555	$—	$52,053
Goodwill	—	17,073	—	12,620
Property, plant and equipment	—	772	—	12,352
Deferred advertising costs	—	9,106	—	10,295
Employee benefit plans(1)	34,445	—	15,096	—
Interest rate lock agreements (see Note 8)	6,514	—	8,015	—
Miscellaneous reserves and accruals	15,156	—	6,939	—
Inventories	3,123	—	4,619	—
All other	4,362	3,981	6,154	4,101
Total deferred taxes	63,600	60,487	40,823	91,421
Valuation allowance	(652)	—	(131)	—
Net deferred taxes	$62,948	$60,487	$40,692	$91,421

(1) Deferred income taxes were impacted by the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006. Further information can be found in Note 1.

Deferred income taxes have not been recognized on unremitted earnings of our foreign subsidiaries, as these amounts are intended to be reinvested indefinitely in the operations of these subsidiaries.

The valuation allowance as of December 31, 2006 related to Canadian operating loss carryforwards which we do not expect to realize. The valuation allowance as of December 31, 2005 was for a federal operating loss carryforward related to the apparel business we sold in September 2005 (see Note 5). This carryforward expired in 2006.

As of December 31, 2006, we had state and federal net operating loss carryforwards of $1.5 million. These loss carryforwards expire at various dates up to 2026. We also had Canadian operating loss carryforwards of $1.8 million which expire at various dates between 2009 and 2013.

Note 10: Share-based compensation plans

Our employee share-based compensation plans consist of our employee stock purchase plan and our stock incentive plan. Under our stock incentive plan, we currently have non-qualified stock options, restricted stock units, restricted shares and performance share awards outstanding. There are 8.5 million shares of common stock reserved for issuance under the stock incentive plan, with 3.7 million of these shares remaining available for issuance as of December 31, 2006. The following amounts were recognized in our consolidated statements of income for share-based compensation plans:

(in thousands)	2006	2005	2004
Stock options	$2,025	$3,448	$6,265
Restricted shares and restricted stock units(1)	3,379	2,325	4,877
Employee stock purchase plan	787	810	659
Performance share plan(2)	—	420	447
Total share-based compensation expense	$6,191	$7,003	$12,248
Income tax benefit	$1,826	$2,591	$4,569

(1) Includes a decrease in compensation expense of $649 for the year ended December 31, 2006 related to the re-measurement of awards classified as liabilities (see Note 1).

(2) We currently estimate that no awards will be earned under our performance share plan. As such, no expense for this plan was recorded for the year ended December 31, 2006.

As of December 31, 2006, the total compensation expense for unvested awards not yet recognized in our consolidated statements of income was $9.0 million, net of the effect of estimated forfeitures. This amount is expected to be recognized over a weighted-average period of 1.6 years.

Non-qualified stock options – All options allow for the purchase of shares of common stock at prices equal to the stock’s market value at the date of grant. Options become exercisable beginning one year after the grant date, with one-third vesting each year over three years. Options may be exercised up to seven years following the date of grant. In the case of qualified retirement, death, disability or involuntary termination without cause, options vest immediately and the period over which the options can be exercised is shortened. Employees forfeit unvested options when they voluntarily terminate their employment with the company, and they have up to three months to exercise vested options before they are cancelled. In the case of involuntary termination with cause, the entire unexercised portion of the award is cancelled. All options vest immediately upon a change of control, as defined in the award agreement. We determine the fair value of options using the Black-Scholes option pricing model. The estimated fair value of options, including the effect of estimated forfeitures, is recognized as expense on the straight-line basis over the options’ vesting periods. The following weighted-average assumptions were used in determining the fair value of stock options granted under the Black-Scholes model:

	2006	2005	2004
Risk-free interest rate (%)	4.6	3.9	3.6
Dividend yield (%)	4.2	3.9	4.0
Expected volatility (%)	22.1	20.5	22.0
Weighted-average option life (years)	4.7	5.7	5.5

The risk-free interest rate for periods within the expected option life is based on the U.S. Treasury yield curve in effect at the grant date. Expected volatility is based on the historical volatility of our stock. We utilize historical option exercise and employee termination data to estimate the option life.

Information regarding options issued under the current and all previous plans was as follows:

	Number of option shares	Weighted- average exercise price	Aggregate intrinsic value (in thousands)	Weighted- average remaining contractual term (years)
Outstanding at December 31, 2003	3,847,185	$35.87
Granted	199,126	42.35
Exercised	(538,972)	28.81
Forfeited or expired	(256,843)	42.51
Outstanding at December 31, 2004	3,250,496	36.84
Granted	239,087	39.63
Exercised	(325,858)	25.29
Forfeited or expired	(203,340)	36.62
Outstanding at December 31, 2005	2,960,385	38.46
Granted	795,700	25.83
Exercised	(295,485)	19.19
Forfeited or expired	(393,642)	36.53
Outstanding at December 31, 2006	3,066,958	37.27	$1,228	3.4

Exercisable at December 31, 2004	1,955,950	$33.80
Exercisable at December 31, 2005	2,256,758	38.12
Exercisable at December 31, 2006	2,265,244	40.46	$909	2.4

The weighted-average grant-date fair value of options granted was $4.17 per share for the year ended December 31, 2006, $6.13 per share for the year ended December 31, 2005 and $6.64 per share for the year ended December 31, 2004. The intrinsic value of a stock award is the amount by which the fair value of the underlying stock exceeds the exercise price of the award. The total intrinsic value of options exercised was $2.1 million for the year ended December 31, 2006, $4.4 million for the year ended December 31, 2005 and $7.1 million for the year ended December 31, 2004.

Restricted stock units – Certain employees have the option to receive a portion of their bonus payment in the form of restricted stock units. When employees elect this payment method, we provide an additional matching amount of restricted stock units equal to one-half of the restricted stock units earned under the bonus plan. These awards vest two years from the date of grant. In the case of approved retirement, death, disability or change of control, the units vest immediately. In the case of involuntary termination without cause or voluntary termination, employees receive a cash payment for the units earned under the bonus plan, but forfeit the company-provided matching amount. The fair value of these awards is determined on the date of grant based on the market value of our common stock. Compensation expense, including the effect of estimated forfeitures, is recognized over the applicable service period. Because the bonus portion of these awards may be settled in cash upon voluntary termination of employment, this portion of the awards is included in accrued liabilities in our consolidated balance sheet as of December 31, 2006, and is re-measured at each reporting period based on the current market value of our common stock. The company-provided match portion of the awards is never settled in cash. As such, this portion of the awards is recorded in equity at the grant date fair value and is not re-measured each reporting period.

In addition to awards granted to employees, non-employee members of our board of directors can elect to receive all or a portion of their fees in the form of restricted stock units. Directors are issued shares in exchange for the units upon the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the board or such other objectively determinable date pre-elected by the director. The fair value of these unit awards is based on the market value of our common stock on the date of grant. Compensation expense is recognized immediately, as the awards are for past services.

Each restricted stock unit is convertible into one share of common stock upon completion of the vesting period. Information regarding our restricted stock units was as follows:

	Number of units	Weighted- average grant date fair value	Aggregate intrinsic value (in thousands)	Weighted- average remaining contractual term (years)
Outstanding at December 31, 2003	89,517	$37.44
Granted	24,516	41.64
Vested	(72,543)	38.24
Forfeited	(585)	42.30
Outstanding at December 31, 2004	40,905	38.45
Granted	154,356	35.54
Vested	(63,362)	37.14
Forfeited	(5,798)	35.44
Outstanding at December 31, 2005	126,101	35.68
Granted	15,938	22.38
Vested	(20,307)	35.44
Forfeited	(41,875)	35.23
Outstanding at December 31, 2006	79,857	33.31	$2,012	6.8

Of the awards presented here, 21,053 restricted stock units are classified as liabilities in our consolidated balance sheet as of December 31, 2006 at a value of $0.5 million. As of December 31, 2006, these units had a fair value of $25.20 per unit and a weighted-average remaining contractual term of 0.1 year.

The total intrinsic value of restricted stock units vesting was $0.4 million for the year ended December 31, 2006, $2.1 million for the year ended December 31, 2005 and $3.1 million for the year ended December 31, 2004. We made cash payments to settle share-based liabilities of $0.5 million for the year ended December 31, 2006, $0.1 million for the year ended December 31, 2005 and $20,000 for the year ended December 31, 2004.

Restricted shares – We currently have two types of restricted share awards outstanding. Certain of these awards have a set vesting period at which time the restrictions on the shares lapse. The vesting period on these awards currently ranges from two to three years. The fair value of these awards is based on the market value of an unrestricted share on the grant date and is recognized, net of the effect of estimated forfeitures, over the vesting period. We have also granted performance-accelerated restricted shares. The restrictions on these awards lapse three years from the grant date. However, if the performance criteria are met, the restrictions on one-half of the awards will lapse one year from the grant date. Fair value is based on the market value of an unrestricted share on the date of grant and is recognized, net of the effect of estimated forfeitures, over the vesting period.

For both types of restricted share awards, the restrictions lapse immediately in the case of qualified retirement, death or disability. In the case of involuntary termination without cause or a change of control, restrictions on a pro-rata portion of the shares lapse, based on how much of the vesting period has passed. In the case of voluntary termination of employment or termination with cause, the remaining restricted shares are forfeited.

Information regarding unvested restricted shares was as follows:

	Number of shares	Weighted- average grant date fair value
Unvested at December 31, 2003	1,334	$38.17
Granted	46,303	42.39
Vested	(917)	37.77
Forfeited	(1,917)	42.35
Unvested at December 31, 2004	44,803	42.36
Granted	51,925	39.47
Vested	(9,746)	41.66
Forfeited	(4,099)	41.16
Unvested at December 31, 2005	82,883	40.70
Granted	401,630	25.51
Vested	(20,958)	36.90
Forfeited	(85,462)	28.99
Unvested at December 31, 2006	378,093	27.52

The total fair value of restricted shares vesting was $0.4 million for the year ended December 31, 2006, $0.3 million for the year ended December 31, 2005 and $39,000 for the year ended December 31, 2004.

Performance shares – Under these awards, the level of shares earned is contingent upon attaining specific performance targets over a three-year period. In the case of qualified retirement, death, disability or involuntary termination without cause on or after the one-year anniversary of the beginning of the performance period, a pro-rata portion of the award will be granted after the expiration of the performance period if an award is earned. In the case of voluntary termination of employment or termination of employment for any reason prior to the one-year anniversary of the beginning of the performance period, no award will be granted. If there is a change in control, a pro-rata portion of the award will be paid for the portion of the performance period up until the date of the change in control, based on the assumption that the performance goals have been achieved at target level. Compensation expense is recognized over the three-year performance period based on our estimate of the number of shares which will be earned by the award recipients. These plans were first utilized in 2004. No awards have been earned under these plans, and we currently estimate that no such awards will be earned.

Employee stock purchase plan – Under our employee stock purchase plan, eligible employees may purchase Deluxe common stock at 85% of its fair market value at the end of each six-month purchase period. Prior to August 1, 2006, the plan contained a “look-back” provision under which the purchase price was calculated as 85% of the lower of the stock’s fair market value at the beginning or end of the six-month purchase period.

During the year ended December 31, 2006, 180,277 shares were issued under this plan at prices of $22.76 and $14.45. During the year ended December 31, 2005, 91,902 shares were issued at prices of $32.53 and $32.99. During the year ended December 31, 2004, 100,241 shares were issued at a price of $33.88. Prior to August 1, 2006, we utilized the Black-Scholes option pricing model to calculate the fair value of these awards. This fair value plus the 15% discount amount was recognized as compensation expense over the six-month purchase period. Subsequent to August 1, 2006, the 15% discount amount is recognized as compensation expense over the six-month purchase period.

Note 11: Employee benefit plans

Profit sharing, defined contribution and 401(k) plans – We maintain a profit sharing plan, a defined contribution pension plan and a plan established under section 401(k) of the Internal Revenue Code to provide retirement benefits for certain employees. These plans cover substantially all full-time and some part-time employees. Employees are eligible to participate in the plans on the first day of the quarter following their first full year of service. We also provide cash bonus programs under which employees may receive an annual cash bonus payment based on our annual operating performance.

Contributions to the profit sharing and defined contribution plans are made solely by Deluxe and are remitted to the plans’ respective trustees. Benefits provided by the plans are paid from accumulated funds of the trusts. In 2006, 2005 and 2004, contributions to the defined contribution pension plan equaled 4% of eligible compensation. Contributions to the profit sharing plan vary based on the company’s performance. Under the 401(k) plan, employees could contribute up to the lesser of $15,000 or 50% of eligible wages during 2006. In addition, employees 50 years of age or older were able to make additional contributions of up to $5,000 during 2006. We match 100% of the first 1% of wages contributed by employees and 50% of the next 4% of wages contributed. All employee and employer contributions are remitted to the plans’ respective trustees and benefits provided by the plans are paid from accumulated funds of the trusts. Payments made under the cash bonus programs vary based on the company’s performance and are paid in cash directly to employees.

Employees are provided a broad range of investment options to choose from in investing their profit sharing, defined contribution and 401(k) plan funds. Investing in Deluxe common stock is not one of these options, although funds selected by employees may at times hold Deluxe common stock.

Expense recognized in the consolidated statements of income for these plans was as follows:

(in thousands)	2006	2005	2004
Profit sharing/cash bonus plans	$3,845	$976	$28,709
Defined contribution pension plan	11,313	10,975	8,066
401(k) plan	7,065	8,084	7,880

Deferred compensation plan – We have a non-qualified deferred compensation plan that allows eligible employees to defer a portion of their compensation. Participants can elect to defer up to a maximum of 100 percent of their base salary plus up to 50 percent of their bonus for the year. The compensation deferred under this plan is credited with earnings or losses measured by the mirrored rate of return on investments elected by plan participants. Each participant is fully vested in all deferred compensation and earnings. A participant may elect to receive deferred amounts in one payment or in monthly installments upon termination of employment or disability. Our total liability under this plan was $11.4 million as of December 31, 2006 and $12.2 million as of December 31, 2005. These amounts are reflected in accrued liabilities and other long-term liabilities in the consolidated balance sheets. We fund this liability through investments in company-owned life insurance policies, as well as debt and equity securities. These investments are included in long-term investments in the consolidated balance sheets and totaled $15.7 million as of December 31, 2006 and $17.9 million as of December 31, 2005.

Voluntary employee beneficiary association trust – We have formed a voluntary employee beneficiary association (VEBA) trust to fund employee and retiree medical costs and severance benefits. Contributions to the VEBA trust are tax deductible, subject to limitations contained in the Internal Revenue Code. VEBA assets primarily consist of fixed income investments. Historically, we made the majority of our contributions to the trust in the first quarter of the year and funded our obligations from the trust assets throughout the year. During 2006, we decided to change this practice. We now fund the VEBA trust throughout the year because the tax benefit from pre-funding the trust no longer exceeds the interest cost associated with the pre-funding. We made contributions to the VEBA trust of $18.5 million in 2006, consisting of $4.5 million of company contributions and $14.0 million of employee contributions. During 2005 we contributed a total of $42.0 million to the trust, consisting of $32.0 million of company contributions and $10.0 million of employee contributions. As of December 31, 2006, our liability for incurred but not reported medical claims exceeded the prepaid balance in the VEBA trust by $0.3 million. This amount is reflected in accrued liabilities in our consolidated balance sheet as of December 31, 2006. The excess of assets in our VEBA trust over the amount of incurred but not reported claims was $19.4 million as of December 31, 2005. This amount is reflected in other current assets in our consolidated balance sheet as of December 31, 2005.

Note 12: Pension and other postretirement benefits

We have historically provided certain health care benefits for a large number of retired employees. Employees hired prior to January 1, 2002 become eligible for benefits if they attain the appropriate years of service and age while working for Deluxe. Employees hired on January 1, 2002 or later are not eligible to participate in our retiree health care plan.

In July 2006, we adopted an amendment to our postretirement benefit plan. The amendment limits the total amount we will pay toward retiree medical costs. The limit will be set at 150% of the average cost per retiree in 2006. Medical costs incurred above the pre-determined limit will be paid by retirees. We expect the cap will be reached in four to six years. We completed a plan re-measurement as of July 31, 2006 to calculate the impact of this plan amendment. This change reduced our accumulated postretirement benefit obligation $29.5 million. This amount will be recognized as a reduction of our postretirement benefit expense over a period of 22 years, which is the average remaining life of plan participants. This change resulted in a $0.7 million reduction in our postretirement benefit expense for 2006.

In December 2003, a law was enacted which introduced a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare plan. Our retiree medical plan does provide prescription drug coverage which is at least actuarially equivalent to the Medicare plan. Effective April 1, 2004, we began reflecting the impact of this new law in our postretirement benefit expense, utilizing the retroactive application method outlined in FSP No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003. In accordance with this accounting guidance, we completed a re-measurement of our plan assets and liabilities as of December 31, 2003. The federal subsidy provided for under the new Medicare law resulted in a $9.5 million reduction in our accumulated postretirement benefit obligation as of December 31, 2003 and resulted in a $1.0 million reduction in our postretirement benefit expense in 2004.

In addition to our postretirement benefit plans, we also have three pension plans which we acquired as part of the NEBS acquisition (see Note 4). Supplemental executive retirement plans (SERP’s) in the United States and Canada and a pension plan which covers certain Canadian employees had a total projected benefit obligation of $14.2 million as of the date of our acquisition of NEBS.

Obligations and funded status – The following table summarizes the change in benefit obligation, plan assets and funded status during 2006 and 2005:

(in thousands)	Postretirement benefit plan	Pension plans
Change in benefit obligation:
Benefit obligation, December 31, 2004	$126,873	$12,124
Service cost	782	289
Interest cost	6,915	588
Actuarial losses – net	21,166	218
Benefits paid from the VEBA trust (see Note 11) and company funds	(11,881)	(3,876)
Disposition of apparel business (see Note 5)	(660)	—
Effect of curtailment	—	139
Translation adjustment	—	209
Benefit obligation, December 31, 2005	143,195	9,691
Service cost	1,000	209
Interest cost	7,338	473
Actuarial losses – net	11,273	4
Benefits paid from plan assets, the VEBA trust (see Note 11) and company funds	(13,803)	(446)
Plan amendments	(29,525)	—
Translation adjustment	—	(30)
Benefit obligation, December 31, 2006	$119,478	$9,901

Change in plan assets:
Fair value of plan assets, December 31, 2004	$76,516	$3,576
Actual return on plan assets	14,073	350
Company contributions	—	883
Benefits and expenses paid	—	(129)
Translation adjustment	—	189
Fair value of plan assets, December 31, 2005	90,589	4,869
Actual return on plan assets	7,996	555
Company contributions	—	776
Benefits and expenses paid	(10,342)	(152)
Translation adjustment	—	(49)
Fair value of plan assets, December 31, 2006	$88,243	$5,999

Funded status, December 31, 2005	$(52,606)	$(4,822)
Funded status, December 31, 2006	$(31,235)	$(3,902)

Plan assets of our postretirement medical plans do not include the assets of the VEBA trust discussed in Note 11. Plan assets consist only of those assets invested in a trust established under section 401(h) of the Internal Revenue Code. These assets can be used only to pay retiree medical benefits, whereas the assets of the VEBA trust may be used to pay medical and severance benefits for both active and retired employees.

Amounts recognized in the consolidated balance sheets as of December 31 were as follows:

	Postretirement benefit plan		Pension plans
	2006	2005	2006	2005
Other non-current assets	$—	$26,051	$187	$—
Accrued liabilities	—	—	324	4,217
Other non-current liabilities	31,235	—	3,765	—

Due to the adoption of SFAS No. 158 (see Note 1), amounts included in other comprehensive loss that have not been recognized as components of postretirement benefit expense as of December 31, 2006 were as follows:

(in thousands)	Postretirement benefit plan	Pension plans
Unrecognized prior service credit	$(44,969)	$—
Unrecognized net actuarial loss	97,917	219
Fourth quarter contribution	—	80
Tax effect	(19,512)	(93)
Amount recognized in accumulated other comprehensive loss, net of tax	$33,436	$206

The unrecognized prior service credit for our postretirement benefit plan resulted from our 2003 curtailment and other plan amendments. These changes resulted in a reduction of the accumulated postretirement benefit obligation. This reduction was first used to reduce any existing unrecognized prior service cost, then to reduce any remaining unrecognized transition obligation. The excess is the unrecognized prior service credit. The prior service credit generated by the 2006 plan amendment is being amortized on the straight-line basis over the average remaining life expectancy of plan participants, which is currently 22 years. Prior service credit generated before 2006 and unrecognized actuarial gains and losses are being amortized over the average remaining service period of employees expected to receive benefits under the plan, which is currently 7.7 years. Because employees hired after December 31, 2001 are not eligible to participate in our retiree health care plan, the average remaining service period of employees expected to receive benefits will continue to decrease. The unrecognized net actuarial loss for our postretirement benefit plan resulted from experience different from that assumed or from changes in assumptions. This amount was comprised of the following as of December 31:

(in thousands)	2006	2005
Discount rate assumption	$27,246	$33,355
Health care cost trend	23,620	25,682
Claims experience	18,454	15,135
Return on plan assets	10,271	11,528
Other	18,326	11,241
Unrecognized net actuarial loss	$97,917	$96,941

Amounts included in other comprehensive loss as of December 31, 2006 which we expect to recognize in postretirement benefit expense during 2007 are as follows:

(in thousands)	Postretirement benefit plan	Pension plans
Prior service credit	$(3,959)	$—
Net actuarial loss	11,238	—
Total	$7,279	$—

The accumulated benefit obligation (ABO) for all of our pension plans was $9.9 million as of December 31, 2006 and $9.3 million as of December 31, 2005. The ABO differs from the projected benefit obligation because it does not include an assumption as to future compensation levels. As of December 31, 2006 and 2005, two of our three pension plans, the United States SERP plan and the Canadian pension plan, had accumulated benefit obligations in excess of plan assets, as follows:

(in thousands)	2006	2005
Projected benefit obligation	$9,129	$8,914
Accumulated benefit obligation	9,101	8,661
Fair value of plan assets	5,039	4,083

Net pension and postretirement benefit expense – Net pension and postretirement benefit expense for the years ended December 31 consisted of the following components:

	Postretirement benefit plan			Pension plans
(in thousands)	2006	2005	2004	2006	2005	2004
Service cost	$1,000	$782	$786	$209	$289	$139
Interest cost	7,338	6,915	6,012	473	588	457
Expected return on plan assets	(7,690)	(6,695)	(6,376)	(300)	(263)	(88)
Amortization of prior service credit	(2,841)	(2,617)	(2,617)	—	—	—
Amortization of net actuarial losses	9,992	9,375	7,345	9	—	—
Total periodic benefit expense	7,799	7,760	5,150	391	614	508
Curtailment (gain) loss	—	—	(33)	—	139	—
Net periodic benefit expense	$7,799	$7,760	$5,117	$391	$753	$508

Actuarial assumptions – A September 30 measurement date is used for the calculations related to our pension and postretirement benefit plans.

In measuring benefit obligations as of December 31, the following assumptions were used:

	Postretirement benefit plan		Pension plans
	2006	2005	2006	2005
Discount rate	5.75%	5.50%	4.60% – 5.75%	4.50% – 5.50%
Rate of compensation increase	—	—	3.50%	3.50%

The discount rate assumption is based on the rates of return on high-quality, fixed-income instruments currently available whose cash flows match the timing and amount of expected benefit payments. In determining the discount rate, we utilize yield curve approaches to discount each cash flow stream at an interest rate specifically applicable to the timing of each respective cash flow. The present value of each cash flow stream is aggregated and used to impute a weighted-average discount rate. Additionally, we consider Moody’s high quality corporate bond rates when selecting our discount rate.

In measuring net periodic benefit expense for the years ended December 31, the following assumptions were used:

	Postretirement benefit plan			Pension plans
(in thousands)	2006	2005	2004	2006	2005	2004
Discount rate	5.50%	5.75%	6.00%	4.50% – 5.50%	5.75% – 6.25%	6.00% – 6.50%
Expected return on plan assets	8.75%	8.75%	8.75%	6.25%	6.00%	6.00%
Rate of compensation increase	—	—	—	3.50%	3.50%	3.50% – 4.00%

In determining the expected long-term rate of return on plan assets, we first study historical markets. We then use this data to estimate future returns assuming that long-term historical relationships between equity and fixed income investments are consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. We evaluate current market factors such as inflation and interest rates before we determine long-term capital market assumptions. We also review historical returns to check for reasonableness and appropriateness.

In measuring the benefit obligation for our postretirement medical plan, the following assumptions for health care cost trend rates were used:

	2006		2005	2004
	Participants under age 65	Participants over age 65	All participants	All participants
Health care cost trend rate assumed for next year	9.00%	10.00%	9.75%	10.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.25%	5.25%	5.25%	5.25%
Year that the rate reaches the ultimate trend rate	2012	2014	2011	2011

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(in thousands)	One-percentage- point increase	One-percentage- point decrease
Effect on total of service and interest cost	$892	$(791)
Effect on benefit obligation	11,086	(9,632)

Plan assets – The allocation of plan assets by asset category as of the measurement date was as follows:

	Postretirement benefit plan		Pension plans
	2006	2005	2006	2005
Equity securities	85%	87%	8%	57%
Debt securities	15%	13%	84%	39%
Cash and cash equivalents	—	—	8%	4%
Total	100%	100%	100%	100%

Our postretirement health care plan and the Canadian pension plans have assets that are intended to meet long-term obligations. In order to meet these obligations, we employ a total return investment approach which considers cash flow needs and balances long-term projected returns against expected asset risk, as measured using projected standard deviations. Risk tolerance is established through careful consideration of projected plan liabilities, the plan’s funded status, projected liquidity needs and current corporate financial condition.

Through most of 2006, we targeted an allocation of plan assets of 80% equity securities and 20% fixed income securities for our postretirement medical plan. Within equity securities, we targeted the following allocation: 35% large capitalization equities, 25% small capitalization equities, 20% mid-capitalization equities and 20% international equities. When available within each of these equity groups, the assets were split equally among growth and value investments. In late 2006, subsequent to the September 30 measurement date, we adopted new asset allocation targets in conjunction with changes in the benefit structure of our postretirement medical plan. As of

December 31, 2006, the allocation of plan assets was 76% equity securities and 24% fixed income securities. Within the equity securities category, the allocation was: 42% large capitalization equities, 33% small and mid-capitalization equities and 25% international equities. We believe this new, more conservative allocation is appropriate for the revised liability projections. Plan assets are not invested in real estate, private equity or hedge funds and are not leveraged beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

Through June 30, 2006, the defined benefit component of the Canadian pension plan invested in a pooled balance fund. The plan was frozen on July 1, 2006 and will be terminated in January 2008. As such, its assets are now invested in fixed income investments. The investments utilized by this plan conform to our Statement of Investment Policies & Procedures and are overseen by an investment committee. The committee reviews our policies and liability structure annually and reviews the performance of plan assets on a quarterly basis.

Cash flows – We are not contractually obligated to make contributions to the assets of our postretirement medical benefit plan, and we do not anticipate making any such contributions during 2007. However, we do anticipate that we will pay net retiree medical benefits of $10.5 million during 2007.

During 2004, we fully funded the United States SERP obligation with investments in company-owned life insurance policies. The cash surrender value of these policies is included in long-term investments in the consolidated balance sheets and totaled $5.2 million as of December 31, 2006 and $6.4 million as of December 31, 2005. We plan to pay pension benefits of $0.5 million during 2007, and we plan to make contributions of $0.5 million to the pension plans during 2007.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid during the years indicated:

	Postretirement benefit plan			Pension plans
(in thousands)	Gross benefit payments	Medicare subsidy expected	Net benefit payments	Gross benefit payments
2007	$11,300	$800	$10,500	$486
2008	11,500	900	10,600	479
2009	11,800	1,000	10,800	485
2010	12,000	1,100	10,900	6,543
2011	12,100	1,200	10,900	335
2012 – 2016	59,400	7,600	51,800	1,617

Note 13: Debt

Debt outstanding as of December 31 was as follows:

(in thousands)	2006	2005
3.5% senior, unsecured notes due October 1, 2007, net of discount	$—	$324,882
5.0% senior, unsecured notes due December 15, 2012, net of discount	298,872	298,683
5.125% senior, unsecured notes due October 1, 2014, net of discount	274,523	274,461
Long-term portion of capital lease obligations	3,195	4,779
Long-term portion of debt	576,590	902,805
3.5% senior, unsecured notes due October 1, 2007, net of discount	$324,950	$—
Amounts drawn on credit facilities	112,660	—
Commercial paper	—	212,346
2.75% senior, unsecured notes repaid on September 15, 2006	—	50,000
Capital lease obligations due within one year	1,581	1,359
Short-term portion of debt	439,191	263,705
Total debt	$1,015,781	$1,166,510

All of our senior, unsecured notes include covenants that place restrictions on the issuance of additional debt that would be senior to the notes and the execution of certain sale-leaseback agreements. With the exception of the 3.5% notes due October 1, 2007, principal redemptions may be made at our election prior to their stated maturity. Discounts from par value are being amortized ratably as increases to interest expense over the term of the related debt.

In October 2004, we issued $325.0 million of 3.5% senior, unsecured notes maturing on October 1, 2007 and $275.0 million of 5.125% senior, unsecured notes maturing on October 1, 2014. The notes were issued via a private placement under Rule 144A of the Securities Act of 1933. These notes were subsequently registered with the SEC via a registration statement which became effective on November 23, 2004. Interest payments are due each April and October. Proceeds from the offering, net of offering costs, were $595.5 million. These proceeds were used to pay off commercial paper borrowings used for the acquisition of NEBS (see Note 4). The fair market value of these notes was $551.6 million as of December 31, 2006, based on quoted market prices.

In December 2002, we issued $300.0 million of 5.0% senior, unsecured notes maturing on December 15, 2012. These notes were issued under our shelf registration statement covering up to $300.0 million in medium-term notes, thereby exhausting that registration statement. Interest payments are due each June and December. Proceeds from the offering, net of offering costs, were $295.7 million. These proceeds were used for general corporate purposes, including funding share repurchases, capital asset purchases and working capital. The fair value of these notes was $259.1 million as of December 31, 2006, based on quoted market prices.

In September 2003, we issued $50.0 million of 2.75% senior, unsecured notes which matured on September 15, 2006. The notes were issued under a shelf registration statement which became effective on July 8, 2003 and allowed for the issuance of debt securities, from time to time, up to an aggregate of $500.0 million. Interest payments were due each March and September. Proceeds from the offering, net of offering costs, were $49.8 million. These proceeds were used for general corporate purposes, including funding share repurchases, capital asset purchases and working capital. These notes were repaid in September 2006, utilizing availability on our committed lines of credit.

Our capital lease obligation bears interest at a rate of 10.4% and is due through 2009. We also have operating leases on certain facilities and equipment. Future minimum lease payments under our capital obligation and noncancelable operating leases as of December 31, 2006 were as follows:

(in thousands)	Capital lease	Operating leases
2007	$2,004	$9,623
2008	2,004	8,015
2009	1,503	6,140
2010	—	3,302
2011	—	1,151
2012 and thereafter	—	133
Total minimum lease payments	5,511	$28,364
Less portion representing interest	(735)
Present value of minimum lease payments	4,776
Less current portion	(1,581)
Long-term portion of obligation	$3,195

Total future minimum lease payments under capital and noncancelable operating leases have not been reduced by minimum sublease rentals due under noncancelable subleases. As of December 31, 2006, minimum future sub-lease rentals were $5.6 million for capital leases and $0.7 million for operating leases.

The composition of rent expense for the years ended December 31 was as follows:

(in thousands)	2006	2005	2004
Minimum rentals	$11,024	$14,398	$14,786
Sublease rentals	(2,200)	(1,764)	(1,647)
Net rental expense	$8,824	$12,634	$13,139

Depreciation of assets under capital leases is included in depreciation expense in the consolidated statements of cash flows. The balance of leased assets as of December 31 was as follows:

(in thousands)	2006	2005
Buildings and building improvements	$11,574	$11,574
Accumulated depreciation	(8,819)	(7,817)
Net assets under capital leases	$2,755	$3,757

As of December 31, 2006, we had a $500.0 million commercial paper program in place. We also have committed lines of credit which are available for borrowing and to support our commercial paper program. The credit agreements governing the lines of credit contain customary covenants requiring a ratio of earnings before interest and taxes to interest expense of 3.0 times, as well as limits on the levels of subsidiary indebtedness. The daily average amount outstanding under our commercial paper program and our lines of credit during 2006 was $162.5 million at a weighted-average interest rate of 5.34%. As of December 31, 2006, no commercial paper was outstanding and $112.7 million was outstanding under our lines of credit at a weighted-average interest rate of 6.01%. The daily average amount of commercial paper outstanding during 2005 was $247.3 million at a weighted-average interest rate of 3.29%. As of December 31, 2005, $212.3 million was outstanding at a weighted-average interest of 4.41%. No amounts were drawn on our lines of credit during 2005, and no amounts were outstanding under these lines of credit as of December 31, 2005. As of December 31, 2006, amounts were available under our committed lines of credit for borrowing or for support of commercial paper, as follows:

(in thousands)	Total available	Expiration date	Commitment fee
Five year line of credit	$275,000	July 2010	.175%
Five year line of credit	225,000	July 2009	.225%
Total committed lines of credit	500,000
Amounts drawn on credit facilities	(112,660)
Outstanding letters of credit	(11,187)
Net available for borrowing as of December 31, 2006	$376,153

Absent certain defined events of default under our committed lines of credit, there are no significant contractual restrictions on our ability to pay cash dividends.

Note 14: Other commitments and contingencies

Indemnifications – In the normal course of business we periodically enter into agreements that incorporate general indemnification language. These indemnifications encompass such items as product or service defects, intellectual property rights, governmental regulations and/or employment-related matters. Performance under these indemnities would generally be triggered by our breach of the terms of the contract. In disposing of assets or businesses, we often provide representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that any potential liability under these indemnities would have a material adverse effect on our financial position, annual results of operations or cash flows. We have recorded liabilities for known indemnifications related to environmental matters.

Environmental matters – We are currently involved in environmental compliance, investigation and remediation activities at some of our current and former sites, primarily check printing facilities of our Financial Services and Small Business Services segments which have been sold over the past several years. Remediation costs are accrued on an undiscounted basis when the obligations are either known or considered probable and can be reasonably estimated. Remediation or testing costs that result directly from the sale of an asset and which we would not have otherwise incurred, are considered direct costs of the sale of the asset. As such, they are included in our assessment of the carrying value of the asset.

Accruals for environmental matters were $5.0 million as of December 31, 2006 and $5.7 million as of December 31, 2005, and primarily related to facilities which have been sold. These accruals are included in accrued liabilities and other long-term liabilities in the consolidated balance sheets. Accrued costs consist of direct costs of the remediation activities, primarily fees which will be paid to outside engineering and consulting firms. Although recorded accruals include our best estimates, our total costs cannot be predicted with certainty due to various factors such as the extent of corrective action that may be required, evolving environmental laws and regulations and advances in environmental technology. Where the available information is sufficient to estimate the amount of the liability, that estimate is used. Where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than any other, the lower end of the range is used. We do not believe that the range of possible outcomes could have a material effect on our financial condition, results of operations or liquidity.

As of December 31, 2006, substantially all costs included in our environmental accruals are covered by an environmental insurance policy which we purchased during 2002. As such, we do not anticipate any significant net cash outlays for environmental matters. The insurance policy covers pre-existing conditions from third-party claims and cost overruns for 30 years at owned, leased and divested sites, as well as any new conditions discovered at currently owned or leased sites for ten years. The policy is limited to total costs incurred of $22.9 million. We consider the realization of recovery under the insurance policy to be probable based on the insurance contract in place with a reputable and financially-sound insurance company. As our environmental accruals include our best estimates of these costs, we have recorded receivables from the insurance company within other current assets and other non-current assets based on the amounts of our environmental accruals.

Self-insurance – We are self-insured for certain costs, primarily workers’ compensation claims and medical and dental benefits. The liabilities associated with these items represent our best estimate of the ultimate obligations for reported claims plus those incurred, but not reported. The liability for worker’s compensation, which totaled $9.9 million as of December 31, 2006 and $10.7 million as of December 31, 2005, is accounted for on a present value basis. The difference between the discounted and undiscounted workers’ compensation liability was $0.9 million as of December 31, 2006 and 2005. We record liabilities for medical and dental benefits payable for active employees and those employees on long-term disability. Our liability for active employees is not accounted for on a present value basis as we expect the benefits to be paid in a relatively short period of time. Our liability for those employees on long-term disability is accounted for on a present value basis and in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. Our total liability for these medical and dental benefits totaled $7.9 million as of December 31, 2006 and $9.4 million as of December 31, 2005. The difference between the discounted and undiscounted medical and dental liability was $1.5 million as of December 31, 2006 and $2.1 million as of December 31, 2005.

Our self-insurance liabilities are estimated, in part, by considering historical claims experience, demographic factors and other actuarial assumptions. The estimated accruals for these liabilities, portions of which are calculated by third party actuarial firms, could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Litigation – We are party to legal actions and claims arising in the ordinary course of business. We record accruals for legal matters when the expected outcome of these matters is either known or considered probable and can be reasonably estimated. Our accruals do not include related legal and other costs expected to be incurred in defense of legal actions. Based upon information presently available, we believe that it is unlikely that any identified matters, either individually or in the aggregate, will have a material adverse effect on our annual results of operations, financial position or liquidity.

Note 15: Common stock purchase rights

In February 1988, we adopted a shareholder rights plan under which common stock purchase rights automatically attach to each share of common stock we issue. The rights plan is governed by a rights agreement between us and Wells Fargo Bank, National Association, as rights agent. This agreement most recently was amended and restated as of December 20, 2006 (Restated Agreement).

Pursuant to the Restated Agreement, upon the occurrence of certain events, each right will entitle the holder to purchase one share of common stock at an exercise price of $100. In certain circumstances described in the Restated Agreement, if (i) any person becomes the beneficial owner of 20% or more of the company’s common stock, (ii) the company is acquired in a merger or other business combination or (iii) upon the occurrence of other events, each right will entitle its holder to purchase a number of shares of common stock of the company, or the acquirer or the surviving entity if the company is not the surviving corporation in such a transaction. The number of shares purchasable will be equal to the exercise price of the right divided by 50% of the then-current market price of one share of common stock of the company, or other surviving entity (i.e., at a 50% discount), subject to adjustments provided in the Restated Agreement. The rights expire December 31, 2016, and may be redeemed by the company at a price of $.01 per right at any time prior to the occurrence of the circumstances described above. The Restated Agreement requires an independent director review of the plan at least once every three years.

Note 16: Shareholders’ deficit

We are in a shareholders’ deficit position due to the required accounting treatment for share repurchases, completed primarily in 2002 and 2003. Share repurchases are reflected as reductions of shareholders’ equity in the consolidated balance sheets. Under the laws of Minnesota, our state of incorporation, shares which we repurchase are considered to be authorized and unissued shares. Thus, share repurchases are not presented as a separate treasury stock caption in our consolidated balance sheets, but are recorded as direct reductions of common shares, additional paid-in capital and retained earnings. We have not repurchased any shares since the second quarter of 2004. We have an outstanding authorization from our board of directors to purchase up to 10 million shares of our common stock. This authorization has no expiration date, and 7.9 million shares remain available for purchase under this authorization. In addition to the impact of share repurchases, we are in a shareholders’ deficit position due to the adoption on December 31, 2006 of the recognition provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (see Note 1). Adoption of SFAS No. 158 increased shareholders’ deficit $33.4 million as of December 31, 2006.

Accumulated other comprehensive loss as of December 31 was comprised of the following:

(in thousands)	2006	2005	2004
Postretirement and defined benefit pension plans:
Unrealized prior service credit	$28,398	$—	$—
Unrealized net actuarial losses	(61,993)	—	—
Fourth quarter plan contributions	(47)	—	—
Postretirement and defined benefit pension plans, net of tax	(33,642)	—	—
Loss on derivatives, net of tax	(11,162)	(13,721)	(16,297)
Unrealized gain on securities, net of tax	242	63	110
Translation adjustment	2,689	2,434	2,320
Accumulated other comprehensive loss	$(41,873)	$(11,224)	$(13,867)

Note 17: Business segment information

We operate three business segments: Small Business Services, Financial Services and Direct Checks. Small Business Services sells business checks, forms and related printed products to small businesses and home offices through direct response marketing, financial institution referrals, sales representatives, independent distributors and the internet. Financial Services sells personal and business checks, check-related products and services, and customer loyalty services to financial institutions. Direct Checks sells personal and business checks and related products directly to consumers through direct response marketing and the internet. All three segments operate primarily in the United States. Small Business Services also has operations in Canada. No single customer accounted for more than 10% of revenue in 2006, 2005 or 2004.

The accounting policies of the segments are the same as those described in Note 1. We allocate corporate costs to our business segments, including costs of our human resources, supply chain, finance, information technology and legal functions. Where costs incurred are directly attributable to a business segment, primarily within the areas of information technology, supply chain and finance, those costs are reported in that segment’s results and are not part of our corporate cost allocation. Due to our shared services approach to many of our functions, certain costs cannot be directly attributable to a business segment. These corporate costs are allocated to our business segments.

Prior to the acquisition of NEBS in June 2004, we allocated corporate costs to the business segments based on segment revenue, as revenue is a measure of the relative size and magnitude of each segment and indicates the level of corporate shared services consumed by each segment. Upon the acquisition of NEBS, we did not begin allocating corporate costs to the NEBS portion of Small Business Services, as NEBS continued to utilize its legacy systems and organizations as we developed and implemented plans for the integration of the businesses. On April 1, 2005, NEBS implemented certain of our corporate information systems and began utilizing most of our corporate shared services functions. As such, we began allocating corporate costs to the NEBS portion of the Small Business Services segment for those corporate functions being utilized by the NEBS business. As of January 1, 2006, NEBS was fully integrated into all of our corporate functions and we began allocating corporate costs to all of our business segments, based on segment revenue. Corporate asset balances are not allocated to the segments. Depreciation and amortization expense related to corporate assets which was allocated to the segments was $18.9 million in 2006, $14.7 million in 2005 and $8.7 million in 2004.

We are an integrated enterprise, characterized by substantial intersegment cooperation, cost allocations and the sharing of assets. Therefore, we do not represent that these segments, if operated independently, would report the operating income and other financial information shown.

The following is our segment information as of and for the years ended December 31:

		Reportable business segments
(in thousands)		Small Business Services	Financial Services	Direct Checks	Corporate	Consolidated
Revenue from external customers:	2006	$969,809	$458,118	$211,727	$—	$1,639,654
	2005	932,286	537,525	246,483	—	1,716,294
	2004	616,345	665,373	285,297	—	1,567,015
Operating income:	2006	86,764	46,613	64,922	—	198,299
	2005	105,118	119,677	80,044	—	304,839
	2004	101,910	159,986	86,016	—	347,912
Depreciation and amortization	2006	63,214	14,548	7,108	—	84,870
expense:	2005	72,165	27,708	8,475	—	108,348
	2004	40,303	43,753	9,800	—	93,856
Asset impairment loss:	2006	18,285	26,413	—	—	44,698
	2005	—	—	—	—	—
	2004	—	—	—	—	—

Effective January 1, 2007, we recast as corporate assets the property, plant and equipment, internal-use software, inventories, and supplies related to our corporate shared services functions of manufacturing, information technology and real estate. These assets had been previously managed as business segment assets and were reported within our business segments. As we realigned our organization and continued the implementation of a shared services approach for most functions, these assets are now managed as corporate assets which we do not allocate to our business segments. Other corporate assets consist primarily of long-term investments and deferred income taxes. Asset and capital expenditure information for previous years has been recast to reflect this change.

Total assets:	2006	$784,815	$90,075	$105,041	$287,201	$1,267,132
	2005	804,591	112,977	107,047	401,260	1,425,875
	2004	886,136	111,060	112,305	389,578	1,499,079
Capital asset purchases:	2006	—	—	—	41,324	41,324
	2005	—	—	—	55,653	55,653
	2004	—	—	—	43,817	43,817

Revenue by product was as follows:

(in thousands)	2006	2005	2004
Checks and related services	$1,041,856	$1,123,255	$1,187,178
Other printed products, including forms	285,307	296,075	122,305
Accessories and promotional products	242,020	230,249	220,255
Packaging supplies and other	70,471	66,715	37,277
Total revenue	$1,639,654	$1,716,294	$1,567,015

The following information is based on the geographic locations of our subsidiaries:

(in thousands)	2006	2005	2004
Revenue from external customers:
United States	$1,570,824	$1,656,633	$1,536,717
Canada	68,830	59,661	30,298
Total revenue	$1,639,654	$1,716,294	$1,567,015

Long-lived assets:
United States	$1,052,257	$1,195,112	$1,239,471
Foreign, primarily Canada	12,758	16,825	19,222
Total long-lived assets	$1,065,015	$1,211,937	$1,258,693

Note 18: Subsequent event

In January 2007, we completed the sale of the assets of our Small Business Services industrial packaging product line for $20 million, realizing a gain of approximately $4.5 million. This business generated approximately $51 million of revenue in 2006. We do not expect this sale to have a significant impact on our earnings or operating cash flow.

DELUXE CORPORATION

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

(in thousands, except per share amounts)

	2006 Quarter Ended
	March 31	June 30(1)	September 30(2)	December 31(3)
Revenue	$411,430	$402,959	$398,087	$427,178
Gross profit	255,454	251,291	248,358	271,272
Net income (loss)	24,668	(2,367)	31,163	47,490
Earnings (loss) per share:
Basic	0.49	(0.05)	0.61	0.93
Diluted	0.48	(0.05)	0.61	0.92
Cash dividends per share	0.40	0.40	0.25	0.25

	2005 Quarter Ended
	March 31	June 30(4)	September 30	December 31
Revenue	$437,320	$434,476	$412,501	$431,997
Gross profit	285,249	283,703	263,253	275,728
Net income	39,372	42,056	37,134	38,959
Earnings per share:
Basic	0.78	0.83	0.73	0.77
Diluted	0.78	0.83	0.73	0.76
Cash dividends per share	0.40	0.40	0.40	0.40

(1) 2006 second quarter results include a pre-tax asset impairment loss of $44.7 million related to the abandonment of a software project.

(2) 2006 third quarter results include a $2.9 million reduction in the provision for income taxes related to changes in our legal entity structure and the settlement of prior period tax audits.

(3) 2006 fourth quarter results include a pre-tax gain of $11.0 million from the termination of an underperforming outsourced payroll services contract, a $5.0 million reduction in the provision for income taxes related to a one-time deferred tax adjustment, as well as net pre-tax restructuring accruals of $8.4 million related to various employee reductions.

(4) 2005 second quarter results include revenue of $11.7 million from contract termination payments.